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                                                                EXHIBIT 99(h)(4)

                          EXPENSE LIMITATION AGREEMENT

     THIS AGREEMENT, dated as of July 31, 1999, is made and entered into by and between The Coventry Group, a Massachusetts business trust (the "Trust"), on behalf of each series set forth on Schedule A attached hereto (the "Funds"), and United States Trust Company of Boston (the "Adviser").

     WHEREAS, the Adviser has been appointed the investment adviser of each of the Funds pursuant to an Investment Advisory Agreement dated March 23, 1999, between the Trust, on behalf of the Funds, and the Adviser (the "Advisory Agreement"); and

     WHEREAS, the Trust and the Adviser desire to enter into the arrangements described herein relating to certain expenses of the Funds;

     NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

     1. Until further notice from the Adviser to the Trust, the Adviser agrees, subject to Section 2 hereof, to reduce the fees payable to it under the Advisory Agreement (but not below zero) and/or reimburse other expenses of the Funds, during the fiscal year ending March 31, 2000, to the extent necessary to limit the total operating expenses of each Fund, exclusive of brokerage costs, interest, taxes and dividend and extraordinary expenses, to the amount of the "Maximum Operating Expense Limit" applicable to each Fund as set forth across from the name of each respective Fund on the attached Schedule A.

     2. Each Fund agrees to pay to the Adviser the amount of fees (including any amounts foregone through limitation or reimbursed pursuant to Section 1 hereof) that, but for Section 1 hereof, would have been payable by the Fund to the Adviser pursuant to the Advisory Agreement (the "Deferred Fees"), subject to the limitations provided in this Section. Such repayment shall be made monthly, but only if the operating expenses of the Fund (exclusive of brokerage costs, interest, taxes and dividend and extraordinary expenses), without regard to such repayment, are at an annual rate (as a percentage of the average daily net assets of the Fund) equal to or less than the "Maximum Operating Expense Limit" for the Fund, as set forth on Schedule A. Furthermore, the amount of Deferred Fees paid by a Fund in any month shall be limited so that the sum of (a) the amount of such payment and (b) the other operating expenses of the Fund (exclusive of brokerage costs, interest, taxes and extraordinary expenses) do not exceed the above-referenced "Maximum Operating Expense Limit" for such Fund.

     Deferred Fees with respect to any fiscal year of a Fund shall not be payable by the Fund to the extent that the amounts payable by the Fund pursuant to the preceding paragraph during the period ending three years after the end of such fiscal year are not sufficient to pay such Deferred Fees. In no event will a Fund be obligated to pay any fees waived or deferred by the Adviser with respect to any other series of the Trust.

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     3. The Adviser may by notice in writing to the Trust terminate, in whole or in part, its obligation under Section 1 to reduce its fees with respect to a Fund in any period following the date specified in such notice (or change the percentage specified in Section 1), but no such change shall affect the obligation (including the amount of the obligation) of a Fund to repay amounts of Deferred Fees with respect to periods prior to the date specified in such notice.

     4. A copy of the Agreement and Declaration of Trust establishing the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed by the Trust on behalf of the Funds by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Funds.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COVENTRY GROUP                     UNITED STATES TRUST COMPANY OF
                                       BOSTON

By:_______________________             By:___________________________

Name:_____________________             Name:_________________________

Title:____________________             Title:________________________

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                                   SCHEDULE A

                            OPERATING EXPENSE LIMITS



                                            Maximum Operating
      Fund Name                               Expense Limit*
      ---------                               -------------


Walden/BBT Domestic Social Index Fund              0.75%

Walden/BBT International Social Index Fund         1.00%


*Expressed as a percentage of a Fund's average daily net assets.